Exhibit 9.2

                       GRANTHAM, MAYO, VAN OTTERLOO & CO.

                         NOTIFICATION OF FEE WAIVER AND
                               EXPENSE LIMITATION




         NOTIFICATION made November __, 1995 by GRANTHAM, MAYO, VAN OTTERLOO & CO., a Massachusetts general partnership (the "Advisor"), to GMO TRUST, a Massachusetts business trust (the "Trust").


                                  WITNESSETH:

         WHEREAS, the Advisor has organized the Trust to serve primarily as an investment vehicle for certain large institutional accounts; and

         WHEREAS, the Advisor believes it would benefit from a high sales volume of shares of the Trust in that such a volume would maximize the Advisor's fee as investment advisor to each series of the Trust constituting a separate investment portfolio set forth below (each a "Fund" and, collectively, the "Funds"); and


     WHEREAS, the Advisor has agreed to furnish certain services or to bear the costs thereof so as to enable the Funds to offer competitive returns with respect to investments in the Funds.




     NOW, THEREFORE, pursuant to Section 3 of each Management Contract (each a "Management Contract") currently in effect between the Advisor and the Trust, on behalf of each Fund, the Advisor hereby notifies the Trust that the Advisor shall voluntarily, until further notice, reduce its compensation due under each Management Contract, and, if necessary, bear the expenses of each Fund (excluding brokerage commissions, extraordinary expenses, securities lending fees and expenses and transfer taxes and, in the case of the GMO Japan Fund, GMO Emerging Markets Fund, GMO Global Hedged Equity Fund, GMO Foreign Fund excluding custodial fees and, in the case of the GMO Global Hedged Equity Fund only, also excluding hedging transaction fees) to the extent required to limit the expenses of the relevant Fund to the following annual rate of such Fund's average daily net asset value:

         .48% in the case of the GMO Core Fund; .48% in the case of the GMO Tobacco- Free Core Fund; .61% in the case of the GMO Value Allocation Fund; .48% in the case of the GMO Growth Allocation Fund; .48% in the case of the GMO U.S. Sector Allocation Fund; .48% in the case of the GMO Core II Secondaries Fund; .75% in the case of the GMO Fundamental Value Fund; .48% in the case of the GMO Conservative Equity Fund; .69% in the case of the GMO International Core Fund; .65% in the case of the GMO Global Hedged Equity Fund; .75% in the case of the GMO International Small Companies Fund; .69% in the case of the GMO Japan Fund; 1.20% in the case of the GMO Emerging Markets Fund; .25% in the case of the GMO Domestic Bond Fund; .25% in the case of the GMO Short-Term Income Fund; .40% in the case of the GMO International Bond Fund; .40% in the case of the GMO Currency Hedged International Bond Fund; .50% in the case of the GMO Emerging Country Debt Fund; .69% in the case of the GMO Currency Hedged International Core Fund; .45% in the case of the GMO Core Emerging Country Debt Fund; .35% in the case of the GMO Global Fund; 1.40% in the case of the GMO REIT Fund; .75% in the case of the Foreign Fund; and 1.10% in the case of the Pelican Fund.


     The Advisor hereby further notifies the Trust that the Advisor shall voluntarily, until further notice, reduce its compensation under the Management Contract relating to the GMO Emerging Markets Fund to an annual rate of 0.98% of that Fund's average daily net asset value, regardless of the level of the Fund's other expenses.

     Please be advised that all previous notifications by the Advisor with respect to expense limitations regarding any of the Funds shall hereafter be null and void and of no further force and effect.

     IN WITNESS WHEREOF, the Advisor has executed this Notification of Expense Limitation on the day and year first above written.

                                     GRANTHAM, MAYO, VAN OTTERLOO & CO.

                                     By________________________________________
                                         Title:  Partner


The foregoing is hereby accepted:

GMO TRUST
on behalf of each
Fund named above

By___________________________
   Title: